EXHIBIT 5.1




                         Clifford Chance Rogers & Wells LLP
                                 200 Park Avenue
                               New York, NY 10166


                                             February 14, 2000

Chateau Communities, Inc.
CP Limited Partnership
6160 South Syracuse Way
Greenwood Village, Colorado 80111

Ladies and Gentlemen:

We have acted as special counsel to Chateau Communities, Inc., a Maryland corporation (the "Company"), and CP Limited Partnership, a Maryland limited partnership and a majority-owned subsidiary of the Company (the "Operating Partnership"), in connection with the preparation and filing of the Company's and the Partnership's Registration Statement on Form S-3 (Registration Number 333-43981) (as the same may be amended or supplemented from time to time, the "Registration Statement") with the Securities and Exchange Commission (the
"Commission") under the Securities Act of 1933, as amended (the "Securities Act"), covering the possible offer and sale from time to time by the Partnership of up to $125,000,000 aggregate initial offering price of debt securities (the "Debt Securities") which may be fully guaranteed by unconditional guarantees thereof by the Company (the "Guarantees"). The Debt Securities and the Guarantees are collectively referred to as the "Securities." The Registration Statement provides that the Securities may be offered separately or in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to the Prospectus (each, a "Prospectus Supplement"). This opinion is being provided at your request in connection with the filing of the Registration Statement.

The Debt Securities will be issued from time to time pursuant to an indenture in substantially the form included as an exhibit to the Registration Statement (the "Indenture"). The Guarantees will be evidenced by an agreement or other instrument of the Company (each, a "Guaranty Agreement") to be issued with the related issuance of the Debt Securities.

In rendering the opinions expressed herein, we have examined the Registration Statement, the Indenture, the Company's Articles of Amendment and Restatement (the "Charter") and Bylaws, the Partnership's Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement"), and Certificate of Limited Partnership, and certain minutes of corporate proceedings and/or written consents of the Company's Board of Directors. We have also examined and relied as to factual matters upon the representations, warranties and other statements contained in originals or copies, certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

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Chateau Communities, Inc.                                                 Page 2
CP Limited Partnership
February 14, 1999

In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals, the conformity with originals of all documents submitted to us as copies and the absence of any amendments or modifications to those items reviewed by us.

We assume that the issuance, sale, amount and terms of the Securities to be offered from time to time will be authorized and determined by proper action of the Board of Directors of the Company or by the Board of Directors of the Company as the general partner of the Partnership, as the case may be, in accordance with the parameters described in the Registration Statement (each, a "Board Action") and in accordance with the Charter, the Partnership Agreement, the Indenture or any applicable Supplemental Indenture, as the case may be, and applicable Maryland law.

To the extent that the obligations of the Partnership under any Indenture may be dependent upon such matters, we assume for purposes of this opinion that the financial institution identified in such Indenture as trustee (the "Trustee") is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by such Indenture; that such Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally, with respect to acting as a trustee under such Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under such Indenture.

Based upon the foregoing, and such examination of law as we have deemed necessary, we are of the opinion that:

     1. Assuming approval of the Indenture by all necessary Board Action, execution and delivery by the Partnership in accordance with such Board Action and due authorization, execution and delivery by the Trustee, the Indenture constitutes a valid and binding obligation of the Partnership.

     2. When the Registration Statement has become effective under the Securities Act and the Debt Securities have been (a) duly established by the Indenture or a Supplemental Indenture, (b) duly authenticated by the Trustee and (c) duly executed and delivered on behalf of the Partnership against payment therefor in accordance with the terms and provisions of the applicable Board Action, the Indenture and any applicable Supplemental Indenture, and as contemplated by the Registration Statement, the Prospectus or the applicable Prospectus Supplement and, if applicable, an underwriting agreement relating to the issuance of such Debt Securities, the Debt Securities will be duly authorized and will constitute valid and binding obligations of the Partnership.

     3. When the Registration Statement has become effective under the Securities Act and the Guaranty Agreement evidencing the Company's guaranty of validly issued and binding Debt Securities has been duly authorized and established in accordance with the applicable Board Action and as contemplated by the Registration Statement, the

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Chateau Communities, Inc.                                                 Page 3
CP Limited Partnership
February 14, 1999

          Prospectus or the applicable Prospectus Supplement, the applicable Guarantees will be duly authorized and will constitute valid and binding obligations of the Company.

The opinions stated herein relating to the validity and binding nature of obligations of the Company and the Partnership, as the case may be, are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

The opinions stated herein are limited to the federal laws of the United States, the laws of the State of New York and the Maryland General Corporation Law and the Maryland Revised Uniform Limited Partnership Act.

We hereby consent to the incorporation of this opinion by reference as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under the Securities Act or rules and regulations of the Commission promulgated thereunder.

                                              Very truly yours,


                                              Clifford Chance Rogers & Wells LLP